EXHIBIT 4.2

TRIANGLE CAPITAL CORPORATION
DIVIDEND REINVESTMENT PLAN

Triangle Capital Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions declared by its Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1. Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends and distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Such cash dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved.

3. The Corporation intends to use primarily newly-issued shares of its Common Stock to implement the Plan, so long as the Corporation’s Common Stock is trading at or above net asset value. If the Corporation’s Common Stock is trading below net asset value, the Corporation will purchase shares in the open market to implement the Plan. However, the Corporation reserves the right to purchase shares in the open market at any time in connection with its obligations under the Plan. If dividends and distributions are reinvested in newly-issued shares, then the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of the Corporation’s Common Stock at the close of regular trading on the NASDAQ Global Market on the valuation date fixed by the Board of Directors for such distribution. Market price per share on that date shall be the closing price for such shares on the NASDAQ Global Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. If dividends and distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the average price per share for all shares purchased by the Plan Administrator on the open market in connection with such distribution.

4. A stockholder may, however, elect to receive his, her or its dividends and distributions in cash. To exercise this option, such stockholder shall notify The Bank of New York Mellon, the plan administrator (the “Plan Administrator”), so that such notice is received by the Plan Administrator no later than three (3) days prior to the payment date fixed by the Board of Directors for the dividend and/or distribution involved for the payment to be paid in cash. If such notice is received by the Plan Administrator less than three (3) days prior to the payment date, then that dividend will be reinvested pursuant to the terms of the Plan and any subsequent dividends will be paid in cash.

5. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received no later than three (3) days prior to a payment date, the Plan Administrator will promptly terminate the Participant’s account and, instead of crediting shares to and/or carrying shares in a Participant’s account, will issue a certificate registered in the Participant’s name for the number of whole shares registered to the Participant and a check for any fractional interest, the value of which will be calculated using the market value of the Corporation’s shares determined in accordance with Section 3 hereof, less any service fees. If a request to terminate a Participant’s account is received by the Plan Administrator less than three (3) days prior to a payment date, then the shares payable to the Participant in connection with that distribution will be credited to the Participant’s account and, for subsequent distributions, the Participant will receive his, her or its dividends and distributions in cash.

6. Upon request by a Participant, the Plan Administrator will, without charge to the Participant, issue a certificate registered in the Participant’s name for the number of whole shares registered to the Participant without terminating the Participant’s account.

7. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable after the date of each acquisition. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.

8. The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

9. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

10. The Plan Administrator’s service fee, if any, for purchases made pursuant to the Plan, and expenses for administering the Plan will be paid for by the Corporation.

11. Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at https://www.bnymellon.com/shareowner/isd, by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8015, or by calling the Plan Administrator at (866) 228-7201. Such termination will be effective immediately. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a fee of $15.00 plus a brokerage commission of $0.10 per share from the proceeds. A sale request that is received (i) by mail before [12:00 p.m. Eastern Time], or (ii) via the internet or by telephone before 4:00 p.m. Eastern Time, will, subject to market conditions and their factors, generally be sold the next business day. To submit a sale request via the Internet, a Participant must have his, her or its 10-digit account number as provided by the Plan Administrator, and his, her or its social security number or federal taxpayer identification number, as applicable.

12. Any shares issued in connection with a stock dividend or stock split declared by the Corporation will be added to the Participant’s account with the Plan Administrator. Transaction processing may be curtailed or suspended until the completion of such stock split or payment of such stock dividend.

13. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14. The Plan Administrator will at all times act in good faith for all purchases and sales and will use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s gross negligence, bad faith, or willful misconduct or that of its employees or agents.

15. A Participant may request to have some or all of the Participant’s shares certificated or sold without terminating his, her or its account with the Plan Administrator. The Plan Administrator does not charge a fee for providing certificated shares, but charges a fee of $15.00 plus a brokerage commission of $0.10 per share for shares sold by the Plan Administrator.

16. A Participant may deposit certificated shares into the Participant’s account with the Plan Administrator at any time. The Plan Administrator charges a Participant a one-time fee of $7.50 for this service. The Participant, and not the Corporation, will pay this fee.

17. These terms and conditions shall be governed by the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

Dated January 31, 2007

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